Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

CONTACT:
Brad French	Stewart Lewack, Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btne@jcir.com

BALLANTYNE OF OMAHA REPORTS 2005 FIRST QUARTER RESULTS

- Revenues Increase 11% to $12.5 Million -

OMAHA, Nebraska (April 28, 2005) Ballantyne of Omaha, Inc. (Amex: BTN), a manufacturer of motion picture projection and specialty lighting equipment, today reported financial results for the three-month period ended March 31, 2005.

Net revenues for the three-month period ended March 31, 2005 rose 11% to approximately $12.5 million from $11.3 million in the comparable year-ago period.  The revenue increase reflects higher demand from motion picture exhibitors for the Company’s theater products and increased sales of the Company’s long-range follow spotlights.

Gross profit in the first quarter of 2005 rose 8% to $3.4 million, or 27.1% of revenues, from $3.2 million, or 28.0% of revenues, in the first quarter of 2004.  Gross profit margin in the 2005 first quarter reflects continuing efficiencies in the manufacturing process, offset by increased sales of lower margin Xenon lamps and flat sales of higher margin replacement parts.  Gross margin in the period ended March 31, 2005 also reflects a higher cost of sales for certain raw materials and components.

Net income in the 2005 first quarter increased 10% to $941,914, or $0.07 per diluted share, compared to net income of $854,995, or $0.06 per diluted share, in the 2004 first quarter.  Per share results are based on a weighted average number of diluted shares outstanding of 13,840,719 and 13,526,233 for the first quarters of 2005 and 2004, respectively.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “First quarter revenue came in ahead of our internal forecast, underscoring the continued demand for our motion picture projection equipment from customers in the United States, Asia and South America.  Our installed equipment base and direct sales strategy are driving demand for our line of LTI Xenon lamps, sales of which increased to $1.1 million in the 2005 first quarter.  While sales of replacement parts were flat at approximately $1.7 million compared to year-ago levels, we expect sales to increase as the year progresses.”

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“In the periods ahead, we expect to offset some of the increases in raw material and component costs with a new equipment pricing structure implemented on March 1, 2005,” continued Mr. Wilmers.  “Moreover, we will continue to prudently manage selling, administrative and other corporate expenses going forward to generate maximum profitability from any sales increase.”

“Ballantyne continued to improve its already strong balance sheet during the period, adding over $2 million to its cash balance since December 31, 2004.  This achievement is the result of an ongoing focus on growing our top line and carefully managing all aspects of our business including inventory turnover, capital expenditures, collections and new product development.”

About Ballantyne of Omaha

Ballantyne is a leading U.S. supplier of commercial motion picture and specialty projection equipment utilized by major theater chains and location-based entertainment providers.  The Company also manufactures specialty entertainment lighting products used at top arenas, television and motion picture production studios, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2005	2004

Net revenues	$12,511,869	$11,297,412
Cost of revenues	9,117,278	8,139,678
Gross profit	3,394,591	3,157,734

Selling & administrative expenses:
Selling	739,412	744,047
Administrative	1,194,412	1,031,198
Total selling & administrative exp.	1,933,824	1,775,245

Gain on disposal of assets, net	—	800

Income from operations	1,460,767	1,383,289

Other expense, net	(29,519)	(40,751)

Income before interest and taxes	1,431,248	1,342,538

Net interest income	63,496	1,359

Income before income taxes	1,494,744	1,343,897

Income tax expense	(552,830)	(488,902)
Net income	$941,914	$854,995

Earnings per share

Basic	$0.07	$0.07
Diluted	$0.07	$0.06

Weighted average shares outstanding:

Basic	13,050,733	12,722,261
Diluted	13,840,719	13,526,233

-tables follow-

Selected Balance Sheet Items:

	March 31, 2005	December 31, 2004
	(unaudited)

Cash and cash equivalents	$16,119,421	$14,031,984
Accounts receivable, net	5,735,473	6,159,764
Inventories, net	12,431,366	12,173,966
Current portion of long-term debt	26,378	25,935
Long-term debt	35,606	42,370
Accounts payable and accrued expenses	7,011,955	7,077,303
Total stockholders’ equity	$35,689,977	$34,523,438

Selected Cash Flow Statement Items (unaudited):

	Three Months Ended March 31,
	2005	2004
Net income	$941,914	$854,995
Depreciation and amortization	291,471	290,528
Net cash provided by operating activities	1,952,153	3,169,164
Capital expenditures	(83,020)	(391,869)
Net cash used in investing activities	(83,020)	(391,069)
Net cash provided by (used in) financing activities	218,304	(3,392)
Net increase in cash & cash equivalents	2,087,437	2,774,703
Cash & cash equivalents at beginning of period	14,031,984	8,761,568
Cash & cash equivalents at end of period	$16,119,421	$11,536,271

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